Exhibit 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES
SECOND QUARTER 2012 RESULTS

•	Second Quarter net loss of $0.2 Million
•	Book Value per Share of $0.59
•	MBS Portfolio Remains 100% Invested in Agency MBS
•	Company to Discuss Results on Tuesday, August 14, 2012, at 1:00 PM ET

VERO BEACH, Fla. (August 13, 2012) - Bimini Capital Management, Inc. (OTCBB:BMNM) ("Bimini Capital" or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended June 30, 2012.  The Company reported a net loss of $0.2 million for the three month period ended June 30, 2012, compared with a net income of $2.2 million for three month period ended June 30, 2011.

Details of Second Quarter 2012 Results of Operations

The Company's second quarter net loss of $0.2 million included net interest income of $1.0 million, net loss on trading securities of $1.5 million (which includes non-cash portfolio mark-to-market losses, realized gains on securities sold and losses on funding hedges), audit, legal and other professional fees of $0.3 million, compensation and related benefits of $0.4 million, and other operating, general and administrative expenses of $0.4 million. During the second quarter, the Company sold mortgage-backed securities (MBS) with a market value at the time of sale of $114.2 million, resulting in realized of gains of $0.2 million (based on security prices from March 31, 2012).  The remaining net loss on trading securities was due to fair value adjustments for the period.

Details of the MBS Portfolio Performance

The Company allocates capital to two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”), and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The PT MBS sub-portfolio is encumbered under repurchase agreement funding, while the structured MBS sub-portfolio is not.  As a result of being encumbered, the PT MBS sub-portfolio requires the Company to maintain cash balances to meet price and/or prepayment related margin calls from lenders.  As of March 31, 2012, approximately 43% of the Company’s investable capital (which consists of equity in pledged PT MBS, available cash and unencumbered assets) were deployed in the PT MBS portfolio.  At June 30, 2012, the allocation of capital to the PT MBS was nominally lower at approximately 42%.  The relative allocation of capital between the structured MBS sub-portfolio and the PT MBS sub-portfolio did not change materially, and the $10 million decline in the combined portfolio mirrored the $0.9 million decline in the PT MBS sub-portfolio, reflecting the effect of leverage in the PT sub-portfolio.

The tables below detail the changes to the respective sub-portfolios during the quarter, as well as the returns generated by each.  During the second quarter, purchases of $106.0 million combined with net of sales of $114.2 million and pay-downs of $2.4 million reduced the PT MBS portfolio by approximately $10.0 million.  The capital allocated to the PT portfolio decreased approximately $0.7 million during the three months ended June 30, 2012. Capital allocated to the structured MBS portfolio increased slightly by $0.3 million.

The market was impacted by progressively lower mortgage rates as US Treasury benchmark rates decreased in response to poor economic data.  The Mortgage Bankers Association (“MBA”) refinance index rose from approximately 3,600 in late March to almost 5,000 for the week of June 22nd.   The result was slightly higher PT prices, but structured security price declines were over 10%. The MBA refinance index has approached 5,500 since June 30, 2012, although economic data has improved modestly and benchmark US Treasury rates have risen off the lows reached on July 24, 2012.  The impact of HARP related refinancing has been evident, although the most significant increases observed have been with 2010 and 2011 production mortgages with coupons in the 3.5% to 4.5% range, not the HARP eligible cohorts.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - March 31, 2012	$106,987,936	$6,013,814	$8,604,691	$14,618,505	$121,606,441
Securities Purchased	106,000,085	-	4,161,593	4,161,593	110,161,678
Securities Sold	(114,232,583)	-	-	-	(114,232,583)
Gain on Sale	197,373	-	-	-	197,373
Return on Investment	n/a	(753,967)	(1,272,554)	(2,026,521)	(2,026,521)
Pay-downs	(2,354,675)	n/a	n/a	n/a	(2,354,675)
Premium Lost Due to Pay-downs	(118,412)	n/a	n/a	n/a	(118,412)
Mark-to-Market	513,398	(790,180)	(1,055,546)	(1,845,726)	(1,332,328)
Market Value - June 30, 2012	$96,993,122	$4,469,667	$10,438,184	$14,907,851	$111,900,973

The table below presents the return on invested capital for each sub-portfolio for the three month period ended June 30, 2012.  The return on invested capital in the PT MBS portfolio was approximately 11.4% for the quarter.  The return on invested capital for the structured MBS portfolio was approximately (11.1%).  The return was impacted by negative mark-to-market adjustments and lower realized yields, particularly in the IO sub-portfolio.  The combined portfolio generated a return on invested capital of approximately (1.2%).

Return on Invested Capital
		Structured Security Portfolio
	Pass-Through	Interest Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Capital Allocation - March 31, 2012*	$11,565,568	$6,013,814	$8,604,691	$14,618,505	$26,184,073
Market Value - March 31, 2012	$106,987,936	$6,013,814	$8,604,691	$14,618,505	$121,606,441
Repurchase Agreement Obligations	$101,730,079	$-	$-	$-	$101,730,079
Income / (loss) (net of repo cost)	$754,254	$(27,270)	$248,732	$221,462	$975,716
Realized and unrealized gains / (losses)	592,359	(790,180)	(1,055,546)	(1,845,726)	(1,253,367)
Hedge gains/(losses)**	(30,875)	n/a	n/a	n/a	(30,875)
	$1,315,738	$(817,450)	$(806,814)	$(1,624,264)	$(308,526)

Return on Invested Capital for the Quarter
(Not Annualized)	11.4%	(13.6)%	(9.4)%	(11.1)%	(1.2)%

* Capital Allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents, restricted cash (associated with repurchase agreements only) and unencumbered securities. (Capital allocated to non-portfolio assets not included.  Restricted cash at March 31, 2012 included $207,844 related to trust preferred debt funding hedges).

** Excludes losses of ($232,125) associated with trust preferred debt funding hedges.

Three-month constant prepayment rates (CPR) on the two MBS sub-portfolios were are presented in the table below. Note only securities held for the entire quarter are included.  During the quarter ended June 30, 2012 this included just 4 PT securities.

		Derivative
	PT MBS Sub-	MBS Sub-	Total
	Portfolio (%)	Portfolio (%)	Portfolio (%)
Three Months Ended,
June 30, 2012	1.1	36.4	34.7
March 31, 2012	6.5	28.9	23.0
December 31, 2011	14.1	33.7	31.1
September 30, 2011	13.4	22.8	20.9
June 30, 2011	11.8	13.0	12.7
March 31, 2011	12.0	19.1	17.2

Highlights of the MBS Portfolio

As of June 30, 2012, Bimini Capital’s MBS portfolio consisted of $111.9 million of agency or government MBS at fair value.  This portfolio had a weighted average coupon of 3.19% and a net weighted average repurchase agreement borrowing cost of 0.40%. The following tables summarize Bimini Capital’s agency and government mortgage related securities as of June 30, 2012 and December 31, 2011:
(in thousands)

				Weighted		Weighted
		Percentage		Average		Average	Weighted	Weighted
		of	Weighted	Maturity		Coupon	Average	Average
	Fair	Entire	Average	in	Longest	Reset in	Lifetime	Periodic
Asset Category	Value	Portfolio	Coupon	Months	Maturity	Months	Cap	Cap
June 30, 2012
Fixed Rate MBS	$44,442	39.7%	2.99%	181	1-Dec-40	NA	NA	NA
Hybrid Adjustable Rate MBS	52,551	47.0%	2.74%	357	1-Jun-42	80.64	7.74%	1.96%
Total Mortgage-backed Pass-through	96,993	86.7%	2.86%	277	1-Jun-42	80.64	7.74%	1.96%
Structured MBS	14,908	13.3%	5.36%	304	25-Nov-40	NA	NA	NA
Total Mortgage Assets	$111,901	100.0%	3.19%	280	1-Jun-42	NA	NA	NA
December 31, 2011
Adjustable Rate MBS	$12,181	13.4%	2.89%	233	1-Jan-41	4.36	11.07%	2.00%
Fixed Rate MBS	35,417	38.9%	4.84%	178	1-Nov-40	NA	NA	NA
Hybrid Adjustable Rate MBS	25,466	27.9%	3.57%	354	1-Dec-41	95.21	8.83%	2.00%
Total Mortgage-backed Pass-through	73,064	80.2%	4.07%	249	1-Dec-41	65.82	9.55%	2.00%
Structured MBS	18,078	19.8%	5.61%	300	25-Nov-40	NA	NA	NA
Total Mortgage Assets	$91,142	100.0%	4.37%	259	1-Dec-41	NA	NA	NA

(in thousands)

	June 30, 2012		December 31, 2011
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$102,306	91.43%	$58,628	64.33%
Freddie Mac	7,695	6.88%	27,267	29.92%
Ginnie Mae	1,900	1.70%	5,247	5.76%
Total Portfolio	$111,901	100.00%	$91,142	100.0%

Entire Portfolio	June 30, 2012	December 31, 2011
Weighted Average Pass Through Purchase Price	$104.24	$104.43
Weighted Average Structured Purchase Price	$6.26	$6.13
Weighted Average Pass Through Current Price	$104.81	$106.13
Weighted Average Structured Current Price	$6.63	$6.50
Effective Duration (1)	-0.054	-3.492

(1) Effective duration of (0.054) indicates that an interest rate increase of 1.0% would be expected to cause a 0.054% increase in the value of the MBS in the Company’s investment portfolio at June 30, 2012.  An effective duration of (3.492) indicates that an interest rate increase of 1.0% would be expected to cause a 3.492% increase in the value of the MBS in the Company’s investment portfolio at December 31, 2011. These figures include the structured securities in the portfolio.

Recent Developments – HARP (Home Affordable Refinancing Program)

In 2011 the Federal Housing Finance Agency (FHFA), Fannie Mae and Freddie Mac announced changes to the Home Affordable Refinancing Program (HARP), which became effective on December 1, 2011.  The changes to the program were designed to increase the number of loans currently eligible to be refinanced under existing guidelines and extend the term of the program through the end of 2013.  The changes to the original HARP program are expected to increase refinancing activity of eligible loans – predominantly fixed rate mortgages with higher coupons (ranging from 5.5% to 6.5%) originated between 2006 and 2008.  Only loans originated before May 31, 2009 are eligible for refinancing under HARP. To date the impact of the new HARP program terms has been an increase in prepayment speeds with respect to loans eligible for the program, however, the increase has been within expectations and has not had a material impact on the Company’s portfolio and results of operations.

The table below provides details of the securities in our two portfolios that are eligible to be refinanced under the new HARP guidelines:

($ in thousands)
Market Value of Securities where Underlying Pools were issued Prior to May 31, 2009
	Underlying Current Gross WAC (Borrower Mortgage Rate)						Total Securities in Sub-Portfolio
	Less Than 4.00%	4.0% - 4.99%	5.0%-5.99%	6.0% - 6.99%	Greater Than 7.0%	Total
Pass-through portfolio	$-	$-	$-	$-	$-	$-	$96,993
Structured security portfolio	$304	$341	$2,543	$6,813	$-	$10,001	$14,908
Total	$304	$341	$2,543	$6,813	$-	$10,001	$111,901

Percent of Securities where Underlying Pools were Issued Prior to May 31, 2009
		Less Than 4.00%	4.0% - 4.99%	5.0%-5.99%	6.0% - 6.99%	Greater Than 7.0%	Total
Pass-through portfolio		-	-	-	-	-	-
Structured security portfolio		2.0%	2.3%	17.1%	45.7%	-	67.1%
Total		0.3%	0.3%	2.3%	6.1%	-	8.9%

Dividends

During the three months ended June 30, 2012, the Company made no dividend distributions and reported a net loss of $(0.02) per share.  All distributions are made at the discretion of the Company’s Board of Directors and will depend on the Company’s results of operations, financial conditions, maintenance of REIT status, availability of net operating losses and other factors that may be deemed relevant; therefore, distributions may be reduced or eliminated at any time.  In August 2011, the Company announced that, based on results of operations through June 30, 2011, it would suspend its quarterly dividend until at least early 2012.  The Company continues to evaluate its dividend payment policy.   However, as more fully described below, due to net operating losses incurred in prior periods, the Company is unlikely to declare and pay dividends to stockholders until such net operating losses have been consumed.

REIT Taxable Income and Net Operating Losses

REIT taxable income/(loss) is a term that describes the Company's operating results calculated in accordance with rules and regulations promulgated pursuant to the Internal Revenue Code. The Company's REIT taxable income/(loss) is computed differently from net income or loss as computed in accordance with generally accepted accounting principles (GAAP) as reported in the Company's consolidated financial statements. Depending on the number and size of the various items or transactions being accounted for differently, the differences between REIT taxable income or loss and GAAP net income or loss can be substantial and each item can affect several reporting periods. Generally, these items are timing or temporary differences between years; for example, an item that may be a deduction for GAAP net income/loss in the current year may not be a deduction for REIT taxable income/loss until a later year.

In order to maintain its qualification as a REIT, the Company is generally required (among other things) to annually distribute dividends to its stockholders in an amount at least equal to 90% of the Company's REIT taxable income. Additionally, as a REIT, the Company may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of the calendar year. Accordingly, the Company's dividends are generally based on REIT taxable income, as determined for federal income tax purposes, as opposed to its net income computed in accordance with GAAP.  Dividends are paid if, when, and as declared by the Company's Board of Directors.

As described above, a REIT may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income by the end of a calendar year.  In calculating the amount of excise tax payable in a given year, if any, Bimini Capital reduces REIT taxable income by distributions made to stockholders in the form of dividends and/or net operating losses (“NOL’s”) carried-over from prior years, to the extent any are available.  Since income subject to excise tax is REIT taxable income after deducting qualifying dividends and the application of NOL’s (in that order), a REIT may avoid excise taxes solely by application of available NOL’s without paying qualifying dividends to stockholders.  Because Bimini Capital had a $10.7 million NOL as of December 31, 2011, in the future it could avoid excise taxes by applying such NOL’s against REIT taxable income without making any distributions to stockholders.  Further, the REIT could avoid the obligation to pay excise taxes through a combination of qualifying dividends and the application of NOL’s.  In any case, future distributions to stockholders may be less than REIT taxable income until the existing NOL’s are consumed.

Book Value Per Share

The Company's Book Value Per Share at June 30, 2012 was $0.59. Book Value Per Share is regularly used as a valuation metric by various equity analysts that follow the Company and may be deemed a non-GAAP financial measure pursuant to Regulation G. The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At June 30, 2012, the Company's consolidated stockholders' equity was $6.1 million with 10,329,421 Class A Common shares outstanding. At June 30, 2012, the Company had $5.5 million in cash and cash equivalents.

Management Commentary

Commenting on the Company's second quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The market has once again appeared to change direction.  While the US economy was showing signs of returning to sustainable growth during the first quarter, economic data deteriorated markedly during the second quarter.  Job growth in the United States, the single most important economic barometer, slowed to less than 100 thousand per month and remained below 100 thousand for 3 months starting with the release in May of the April growth number.  In conjunction with continued difficulties in Europe, especially with respect to Spain and Italy, particularly their respective banking sectors, interest rates have rallied to new lows.  The yield on the 10-year U.S. Treasury note broke below 1.40% for the first time.  Mortgage rates followed suit and also reached new all-time low levels.  As a result, refinancing activity has increased and our structured securities were negatively impacted.  We had mark-to-market losses of $1.8 million.  As the market became increasingly apprehensive about refinancing activity, premiums charged for securities with favorable repayment characteristics have risen to unprecedented levels.  Since pass-through prices themselves are at such high levels, the cost of prepayment protected securities are now at levels that require many years of elevated prepayments to recoup the added cost.  We do not believe these levels are sustainable and have not added any such securities.  While the carry on our structured securities has been impacted, these securities can now be acquired with even higher prepayment assumptions embedded in their prices, thus compensating us for the higher realized speeds.”

Mr. Cauley continued, “With respect to the portfolio, we continue to increase our allocation to newer origination PT’s.  We will continue to own sufficient quantities of structured MBS securities to protect the portfolio from an abrupt reversal in rates, while focusing the balance of the portfolio away from the more prepay sensitive securities.  This will also include securities that are likely to be affected by an expansion of existing HARP guidelines beyond those already announced.”

Recent Activities

Bimini has, subsequent to the period ended June 30, 2012, entered into an agreement with a third-party, which is expected to close in September 2012.  This arrangement would result in Bimini's wholly-owned REIT qualified subsidiary, Orchid Island Capital, Inc., becoming a publicly traded entity, with Bimini owning between 38% and 49% of the post-closing entity.   See the Company's filing on Form 10-Q for the period ended June 30, 2012 for additional details and information.

The Company has scheduled an online Web simulcast and conference call to discuss these announcements that will begin at 1:00 PM ET, Tuesday, August 14, 2012. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 48 hours. A link to these events will be available at the Company's website www.biminicapital.com. Those persons without Internet access may listen to the live call by dialing 800-289-0508 or (913) 981-5539, confirmation code: 7249615.

The following is a summarized presentation of the unaudited balance sheets as of June 30, 2012, and December 31, 2011, and the unaudited quarterly results of operations for the calendar quarters ended June 30, 2012, March 31, 2012, and June 30, 2011.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)

	6/30/2012	12/31/2011	% Change
ASSETS
Mortgage-backed securities	$111,901	$91,142	22.8%
Cash equivalents and restricted cash	5,757	4,718	22.0%
Accrued interest receivable	752	901	(16.5)%
Retained interests	4,775	3,495	36.6%
Other assets	8,336	8,998	(7.4)%
Total Assets	$131,521	$109,254	20.4%

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$91,825	$69,528	32.1%
Junior subordinated notes	26,804	26,804	-
Other liabilities	6,772	7,555	(10.4)%
Total Liabilities	125,401	103,887	20.7%
Stockholders' Equity	6,120	5,367	14.0%
Total Liabilities and Stockholders' Equity	$131,521	$109,254	20.4%
Class A Common Shares outstanding	10,329,421	10,086,854
Book value per share	$0.59	$0.53

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the calendar quarter ended
	6/30/2012	3/31/2012	% Change	6/30/2011	% Change
Interest income	$1,084	$1,238	(12.4)%	$1,303	(16.8)%
Interest expense	(108)	(73)	(47.9)%	(72)	(50.0)%
Net interest income, before interest on junior subordinated notes	976	1,165	(16.2)%	1,231	(20.7)%
Interest expense on junior subordinated notes	(261)	(265)	1.5%	(250)	(4.4)%
Net interest income	715	900	(20.6)%	981	(27.1)%
(Losses) gains	(1,516)	(459)	(230.3)%	1,032	(246.9)%
Net portfolio (deficiency) income	(801)	441	(281.6)%	2,013	(139.8)%
Other (expense) income	1,751	1,694	3.4%	1,487	17.8%
Expenses	(1,141)	(1,296)	12.0%	(1,291)	11.6%
Net (loss) income	$(191)	$839	(122.8)%	$2,209	(108.6)%
Basic and Diluted Net (loss) income Per Share of:
CLASS A COMMON STOCK	$(0.02)	$0.08		$0.22
CLASS B COMMON STOCK	$(0.02)	$0.08		$0.22

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com